FOR IMMEDIATE RELEASE	NEWS
August 7, 2014	NYSE: NGS
Exhibit 99

 NGS Reports 16% Year-over-Year Rental Revenue Growth
Second Quarter 2014 Earnings of 27 cents per Diluted Share

 MIDLAND, Texas August 7, 2014 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces its financial results for the three and six months ended June 30, 2014.

Revenue: Total revenue was $22.0 million, an increase from $20.3 million, or 8%, for the three months ended June 30, 2014, compared to the same period ended June 30, 2013. This change was attributable to an increase of 16% in rental revenue to $19.5 million from $16.7 million. This revenue increase, more than offset a $1.0 million decrease in sales revenue to $2.3 million for the period ended June 30, 2014 compared to the same three month period in 2013. Rental and flare/rebuilds revenues increased in consecutive quarters, while a decrease in compressor sales caused revenues to remain consistent between the first quarter of 2014 and this current period at $22.0 million.

Gross Margins: Total gross margin for the three months ended June 30, 2014 increased 6% to $13.0 million from $12.3 million for the same period ended June 30, 2013. Sequentially, gross margin increased 8% to $13.0 million from $12.0 million. Overall gross margin percentage was 59% for the three months ended June 30, 2014, compared to 61% for the same period ended June 30, 2013 and 54% for the three months ended March 31, 2014.

Operating Income: Operating income for the three months ended June 30, 2014 was $5.1 million, down 13% from the comparative prior year's level of $5.8 million. The decrease was primarily caused by lower sales revenues in the current quarter, and higher SG&A and depreciation expense associated with new additions to our rental fleet. Sequentially, operating income increased 17% to $5.1 million for the three months ended June 30, 2014 from $4.4 million, primarily due to improved margins between the periods.

Net Income:  Net income for the three months ended June 30, 2014 decreased to $3.4 million, when compared to net income of $3.8 million for the same period in 2013.  This decrease was primarily because of the noted lower compressor sales in this period and a higher depreciation expense. Sequentially, net income increased 19% from $2.9 million to $3.4 million, due to an increase in overall revenue gross margins.

Earnings Per Share:  Comparing the second quarter of 2014 versus 2013, earnings per diluted share was 27 cents, down from 31 cents.  Diluted earnings per share increased 17%, to 27 cents from 23 cents, between sequential quarters.

EBITDA:  EBITDA was $10.4 million or 47% of revenue for the three months ended June 30, 2014 versus $10.2 million or 50% of revenue for the same three months ended June 30, 2013. Please see discussion of Non-GAAP Financial Measures, below.

Cash Flow: At June 30, 2014, cash and cash equivalents were $14.4 million; working capital was $38.6 million with a total debt level of $437 thousand, all of which was classified as current. Positive net cash flow from operating activities was $18.2 million during the first six months of 2014.

Commenting on second quarter 2014 results, Stephen C. Taylor, President and CEO, said:
“Our 16% year-over-year rental revenue growth continued at a strong pace with gross margins in this product line, and the company as a whole, strengthening again this quarter. Shipments of gas compressors into liquids and oil-shale oriented basins continued at a good rate and our planned fabrication expansion is on-track to open up in the fourth quarter of this year. Compressor sales volumes were off a bit this quarter due to some delayed orders, but our backlog is intact and we anticipate that this equipment will ship through the balance of the year. We are pleased with our performance this quarter and anticipate continued progress.”

Selected data: The table below shows revenues, percentage of total revenues, gross margin, exclusive of depreciation, amortization, and gross margin percentage of each business lines for the three months ended June 30, 2014 and 2013.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation and amortization.

	Revenue				Gross Margin, Exclusive of Depreciation and Amortization(1)
	Three months ended June 30,				Three months ended June 30,
	2014		2013		2014		2013
	(in thousands)
Rental	$19,465	89%	$16,721	83%	$11,716	60%	$10,463	63%
Sales	2,275	10%	3,329	16%	1,177	52%	1,729	52%
Service & Maintenance	212	1%	208	1%	128	60%	123	59%
Total	$21,952		$20,258		$13,021	59%	$12,315	61%

(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures” below.

Non GAAP Financial Measures: “EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization.  EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs.  Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business.  However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered a substitute for other financial measures of performance.  EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income. The reconciliation of net income to EBITDA and gross margin is as follows:

	Three months ended June 30,		Six months ended June 30,
	(in thousands)		(in thousands)
	2014	2013	2014	2013
Net income	$3,385	$3,844	$6,241	$7,838
Interest expense	3	11	5	42
Provision for income taxes	1,744	1,921	3,253	4,369
Depreciation and Amortization	5,246	4,436	10,288	8,674
EBITDA	10,378	10,212	19,787	20,923
Other operating expenses	2,690	2,035	5,333	3,881
Other (income) expense, net	(47)	68	(52)	(268)
Gross margin	$13,021	$12,315	$25,068	$24,536

"Gross margin" is defined as total revenue less cost of sales (excluding depreciation and amortization expense).  Gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components.  Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities.  Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding the company's performance.  As an indicator of operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP.  Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Thursday, August 7, 2014 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 800-624-7038, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three and six months ended June 30, 2014.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas and oil industry, i.e., coalbed methane, gas and oil shales and tight gas. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for gas and oil production and plant facilities. NGS is headquartered in Midland, Texas with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas and service facilities located in major gas and oil producing basins in the U.S. Additional information can be found at www.ngsgi.com.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	June 30,	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$14,439	$24,443
Trade accounts receivable, net of allowance for doubtful accounts of $447 and $436, respectively	7,113	6,750
Inventory, net	28,302	26,832
Prepaid income taxes	2,969	2,281
Prepaid expenses and other	886	339
Total current assets	53,709	60,645
Rental equipment, net of accumulated depreciation of $95,937 and $86,533, respectively	194,775	176,420
Property and equipment, net of accumulated depreciation of $10,221 and $9,692, respectively	7,293	7,429
Goodwill	10,039	10,039
Intangibles, net of accumulated amortization of $2,253 and $2,191, respectively	1,965	2,027
Other assets	37	29
Total assets	$267,818	$256,589
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Line of credit	$437	$577
Accounts payable	2,289	3,904
Accrued liabilities	8,826	6,487
Current income tax liability	2,937	350
Deferred income	639	873
Total current liabilities	15,128	12,191
Deferred income tax liability	51,550	51,464
Other long-term liabilities	176	197
Total liabilities	66,854	63,852
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,461 and 12,366 shares issued and outstanding, respectively	125	123
Additional paid-in capital	93,328	91,344
Retained earnings	107,511	101,270
Total stockholders' equity	200,964	192,737
Total liabilities and stockholders' equity	$267,818	$256,589

NATURAL GAS SERVICES GROUP, INC. CONDENSED INCOME STATEMENTS (in thousands, except earnings per share) (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue:
Rental income	$19,465	$16,721	$38,254	$32,728
Sales, net	2,275	3,329	5,613	11,164
Service and maintenance income	212	208	407	349
Total revenue	21,952	20,258	44,274	44,241
Operating costs and expenses:
Cost of rentals, exclusive of depreciation and amortization stated separately below	7,749	6,258	15,705	13,070
Cost of sales, exclusive of depreciation and amortization stated separately below	1,098	1,600	3,333	6,482
Cost of service and maintenance, exclusive of depreciation and amortization stated separately below	84	85	168	153
Selling, general, and administrative expense	2,690	2,035	5,333	3,881
Depreciation and amortization	5,246	4,436	10,288	8,674
Total operating costs and expenses	16,867	14,414	34,827	32,260
Operating income	5,085	5,844	9,447	11,981
Other income (expense):
Interest expense	(3)	(11)	(5)	(42)
Other income	47	(68)	52	268
Total other income (expense), net	44	(79)	47	226
Income before provision for income taxes	5,129	5,765	9,494	12,207
Provision for income taxes	1,744	1,921	3,253	4,369
Net income	$3,385	$3,844	$6,241	$7,838
Earnings per share:
Basic	$0.27	$0.31	$0.50	$0.64
Diluted	$0.27	$0.31	$0.49	$0.63
Weighted average shares outstanding:
Basic	12,436	12,316	12,405	12,299
Diluted	12,752	12,518	12,722	12,447

NATURAL GAS SERVICES GROUP, INC. CONDENSED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	Six months ended
	June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,241	$7,838
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,288	8,674
Deferred income taxes	86	4,067
Stock based compensation	1,638	598
Gain on disposal of assets	(40)	—
Gain on extinguishment of liability	—	(223)
Changes in current assets and liabilities:
Trade accounts receivables, net	(363)	374
Inventory, net	(1,453)	306
Prepaid expenses	(936)	(1,323)
Accounts payable and accrued liabilities	425	(1,479)
Current income tax liability	2,874	302
Deferred income	(234)	285
Other	(8)	—
Tax benefit from equity compensation	(287)	—
NET CASH PROVIDED BY OPERATING ACTIVITIES	18,231	19,419
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(28,462)	(18,429)
Proceeds from sale of property and equipment	40	—
NET CASH USED IN INVESTING ACTIVITIES	(28,422)	(18,429)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments from other long-term liabilities, net	(21)	(64)
Repayments of line of credit	(140)	(50)
Proceeds from exercise of stock options	61	368
Tax benefit from equity compensation	287	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	187	254
NET CHANGE IN CASH AND CASH EQUIVALENTS	(10,004)	1,244
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	24,443	28,086
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$14,439	$29,330
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$5	$42
Income taxes paid	$981	$1,801
NON-CASH TRANSACTIONS
Transfer of rental equipment to inventory	$53	$57